BARTOLOMEI PUCCIARELLI
                                 CPAS & ADVISORS

2564 BRUNSWICK PIKE                                                   OFFICES IN
LAWRENCEVILLE, NJ 08648                                            LAWRENCEVILLE
TEL: 609-883-9000                                                 OCEAN TOWNSHIP
TOLL FREE: 877-628-2480
FAX: 609-883-9008
WWW.BP-CPAS.COM

June 26, 2006

Mr. Robert Prunetti, CEO
Performance Health Technologies
427 Riverview Plaza
Trenton, NJ  08611

Dear Mr. Prunetti:

It was a pleasure meeting with you and your team to review the accounting and tax needs of your organization. We look forward to assisting you with this exciting venture and we offer this proposal for services from our firm.

In order to document the understanding between us as to the scope of the work that Bartolomei Pucciarelli, LLC will perform, we are entering into this Agreement with Performance Health Technologies. To avoid any misunderstandings, this Agreement defines the services we will perform for you as well as your responsibilities under this Agreement.

INITIAL SERVICES

1) Bartolomei Pucciarelli, LLC will provide QuickBooks training and support to your team members. We will review the programs many functions as well as review the proper accounting for the transactions that have been entered to date. We will also review the general ledger account balances as of December 31, 2005 and record any necessary adjustments to ensure that they agree to the amounts provided by your audit firm.

      These services will provide you with the peace of mind that your team is utilizing the program to its fullest potential and that your opening balances for 2006 are accurate.

2) We will assist you in establishing a revenue and expense budget for the Company for 2006 and beyond. We will enter this budget into QuickBooks so that you can monitor and investigate budget variances in a timely manner. We will also develop a series of management reports which you can review on a monthly basis to monitor the Companies progress.

Page 2,
June 26, 2006


3) We will review the various state tax notices and registrations that we discussed during our meeting. We will determine which states require tax filings based upon your existing offices and sales efforts. We will file any tax status termination or registration documents that are required.

      This service will ensure that the Company is properly registered in each state and that it is not filing in states where it does not have nexus.

4) We will prepare financial statements, including the accompanying disclosures, for the years ended December 31, 2003 (if necessary), 2004 and 2005. These financial statements will be provided to your audit firm as a basis for their audit work. In conjunction with this work, we anticipate preparing a number of schedules to support the amounts on the financial statements. We will coordinate our efforts with your audit firm to maximize their efficiency in performing the audit work.

QUARTERLY SERVICES

o We will review your general ledger on a quarterly basis and propose any necessary adjustments in order to bring the account balances in agreement with subsidiary ledgers. We will also prepare supporting schedules for each significant account balance so that your audit firm can render a "review" opinion on the quarterly financial statements, or an "audit" opinion on your annual financial statements.

o We will assist you with preparing your quarterly (or annual) financial statements including the accompanying disclosures. We will coordinate this effort with you and your outside auditor.

o We will assist with the preparation of your quarterly and annual SEC filings as well as any interim filings that may be necessary throughout the year. We will prepare these filings, review them with you, your audit firm and corporate counsel and then transmit them to the SEC within the specified time frame.

o We will prepare the annual federal and state corporate income tax filings for the Company. We will also prepare any quarterly tax filings that may be required (primarily sales tax filings).

o We will review the applicability of the various Sarbanes Oxley (SOX) regulations on your filings and advise you accordingly. If independent testing of SOX related controls is required, we will coordinate those services for the Company.

Page 3,
June 26, 2006


o We will provide a partner (James E. Bartolomei, CPA) to perform the CFO function for the Company. In this role, he will be available to consult and advise on financial matters as they arise. He will make himself available to attend board meetings whenever requested (with adequate advance notice). Additionally, he will sign the SEC filings in the capacity of CFO.

      The above services will give you access to a CFO and supporting team without employing these individuals on a full time basis. The experience that our team will bring to this engagement is extremely diverse and experienced in this type of engagement. These qualities will undoubtedly benefit your Company.

ENGAGEMENT TEAM

      Your engagement team has been carefully selected based upon your specific needs. The team will consist of Robert Delaversano, CPA, David Briones and James E. Bartolomei, CPA. Please review the attached biographies of each of these individuals for details on their relevant experience.

PRICING

The above services will be performed at our standard hourly rates which are detailed below.

      Accounting Team                     $ 150 - $195 per hour
      Partner (CFO services)              $ 275 per hour

Based upon the above rates we estimate our fees for each component discussed above as follows:

      Initial Services (#'s 1 to 3)       between $3,000 and $6,000
      Initial Services (# 4)              between $8,000 and $15,000 per year
      Quarterly Services/Filings          between $8,000 and $14,000 per quarter
      Annual Services/Filings             between $12,000 and $18,000
      Annual Tax Services                 between $4,000 and $7,500

Please note that the initial quarterly and annual financial statement work is likely to exceed these estimates as we build the templates that will be utilized for all subsequent statements/filings. Additionally, whenever we anticipate that a service will exceed the estimates stated above, we will notify you in advance to receive your authorization to proceed.

Once we have a better understanding of the level of our involvement, we can provide fixed prices for the routine services going forward.

Page 4,
June 26, 2006


In accordance with our usual procedures, we will present invoices on a monthly basis with payments due upon receipt. We reserve the right to suspend services whenever an invoice remains unpaid for more than 60 days.

UNANTICIPATED SERVICES

The parties agree that if an unanticipated need arises (such as, but not limited to, an audit by a taxing agency, or any other exogenous service not anticipated in this agreement by the parties), Bartolomei Pucciarelli, LLC hereby agrees to perform this additional work at a mutually agreed upon price BEFORE THE SERVICE IS PROVIDED. This service will be billed separately to Performance Health Technologies, as part of a Change Order, and will be payable upon terms mutually agreed to.

COMMITMENT STATEMENT

As an indication of our sincerity in dealing with our clients, we agree to be bound by the enclosed Commitment Statement. In order for our work together to be as productive as possible, we also ask our clients to make a few commitments to us. By signing this agreement, we both indicate our acceptance of the terms of the commitment statement and understand what to expect from each other.

SERVICE GUARANTEE

Our work is guaranteed to the complete delight of the customer. If Performance Health Technologies is not completely delighted with the services performed by Bartolomei Pucciarelli, LLC, we will, at the option of Performance Health Technologies, either refund the price, or accept a portion of said price that reflects your level of satisfaction.

It is understood that either party may terminate this Agreement at any time, for any reason, within 10 days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination.

If you agree that the above adequately sets forth Performance Health Technologies' understanding of our mutual responsibilities, please authorize this Agreement and return it to our office.

Page 5,
June 26, 2006


We would like to take this opportunity to express our appreciation for the opportunity to offer our services to your organization.

Very truly yours,

By: /s/ James E. Bartolomei
    -----------------------
    James E. Bartolomei, CPA
    Bartolomei Pucciarelli, LLC


Agreed to and authorized:

By: /s/ Robert Prunetti
    -----------------------
    Mr. Robert Prunetti for
    Performance Health Technologies